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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                        CONTACT: Daniel J. Doyle
                                                                   President/CEO
                                                                  (550) 298-1775

                    CLOVIS COMMUNITY BANK REPORTS PROFITABLE
                           YEAR-END EARNINGS FOR 2000


CLOVIS, CALIFORNIA..January 16, 2001...Central Valley Community Bancorp, the parent company of its only subsidiary, Clovis Community Bank is pleased to report unaudited consolidated net income of $1,748,000 for the 12-month period ending December 31, 2000, an increase of 144%, compared to $717,000 for the same period in 1999. Diluted earnings per share was $1.33 for the 12-month period ending December 31, 2000, representing a 142% increase over the $0.55 reported for the same period ending December 31, 1999. Consolidated total assets grew to $202,167,000 at December 31, 2000 compared to $167,003,000 at December 31, 1999, an increase of 21%.

         Gross loans of $96,019,000 were reported at December 31, 2000, an increase of 18%, compared to gross loans of $81,254,000 for the same period in 1999. Total deposits increased 21% to $180,952,000 at December 31, 2000, compared to total deposits of $149,147,000 at December 31, 1999.

         Daniel J. Doyle, President and Chief Executive Officer of Clovis Community Bank and its parent company Central Valley Community Bancorp, attributes the significant growth to expanding delivery channels including the opening of two new full-service branches in Fig Garden Village and the River Park Business District, and the launch of Internet Banking.

         "The formation of our new bank holding company, Central Valley Community Bancorp (CVCB), will play a critical role for our continued growth," stated Doyle. "CVCB will allow more flexibility in meeting the long-term needs of customers, shareholders, and the community, which has always been our goal,"

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continued Doyle. "We look forward to continuing our positive trend into 2001, and anticipate exciting growth and opportunities to serve the Central Valley for our 21-year-old local community bank," concluded Doyle.

         Clovis Community Bank was founded in 1979, and is a subsidiary of Central Valley Community Bancorp. The Bank operates six full-service offices in Clovis, Fresno, Prather, and Shaver Lake, a Real Estate Lending Department in Clovis, and offers investment services provided by Investment Center of America at the Main Office in Clovis. Members of the Bank's Board of Directors are:
Daniel N. Cunningham (Chairman), David E. Cook, Sidney B. Cox, Daniel J. Doyle Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Clovis Community Bank can be found at WWW.CLOVISBANK.COM.



ALL STATEMENTS CONTAINED HEREIN THAT ARE NOT HISTORICAL FACTS, SUCH AS STATEMENTS REGARDING THE BANK'S CURRENT BUSINESS STRATEGY AND THE BANK'S PLANS FOR FUTURE DEVELOPMENT AND OPERATIONS, ARE BASED UPON CURRENT EXPECTATIONS. THESE STATEMENTS ARE FORWARD-LOOKING IN NATURE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND INCLUDE, AMONG OTHER THINGS, (1) SIGNIFICANT INCREASES IN COMPETITIVE PRESSURE IN THE BANKING INDUSTRY; (2) CHANGES IN THE INTEREST RATE ENVIRONMENT RESULTING IN REDUCED MARGINS; (3) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) FLUCTUATIONS IN THE REAL ESTATE MARKET; (6) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (7) CHANGES IN SECURITIES MARKETS. THEREFORE, THE INFORMATION SET FORTH IN SUCH FORWARD-LOOKING STATEMENTS SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE BANK.